Exhibit 99.1
RPM Reports Record Sales and Net Income for Fiscal 2008 Third Quarter, Nine Months
•	Net income grew 21% on 8% sales increase

•	Growth continued in both industrial and consumer segments in challenging economy

•	Guidance revised upward to 10-12% sales and earnings growth for fiscal 2008
MEDINA, Ohio — April 3 — RPM International Inc. (NYSE: RPM) today reported record fiscal third-quarter sales, net income and diluted earnings per share for the quarter ended February 29, 2008. Sales and earnings momentum in the company’s larger industrial segment continued, while consumer segment sales and earnings increased significantly over the third quarter a year ago.
Third-Quarter Results
RPM’s net sales of $731.8 million were up 7.7% from the $679.5 million reported in the fiscal 2007 third quarter. Organic sales growth accounted for 7.1% of the increase, with 3.2% of that amount representing net foreign exchange gains. Net acquisition growth was 0.6% of the 7.7% total growth in net sales.
Net income for the quarter increased 20.9% to $12.2 million, compared to $10.1 million a year ago, while diluted earnings per share increased 25.0% to $0.10, compared to $0.08 in the year-ago third quarter.
The effective tax rate for this quarter was 22.2% compared to a tax rate of 11.6% in the prior year. The higher effective income tax rate in the current period is primarily due to the absence of a one-time benefit reflected in the third quarter of last year.
“RPM’s third-quarter operating results reflected continued robust industrial demand, particularly in European, Canadian and Latin American markets,” stated Frank C. Sullivan, president and chief executive officer. “Despite the tough U.S. housing market and domestic economy, our consumer segment performed well, as we benefited from prior-year acquisitions, along with the introduction of new, higher-end products, which drove market share gains at major retail accounts,” he stated.
Consolidated earnings before interest and taxes (EBIT) reached $25.1 million, an 11.4% improvement over the $22.5 million reported a year ago.
Third-Quarter Segment Sales and Earnings
The company’s industrial segment posted a 9.7% sales increase to $467.1 million from $425.7 million in the year-ago third quarter. Organic sales increased 7.5%, of which 4.1% resulted from net foreign exchange gains. Acquisitions accounted for the remaining 2.2% of the increase in total revenues for the period. Industrial segment EBIT for the third quarter was essentially flat at $18.0 million for the quarter compared to $18.1 million last year. Revenue growth outpaced earnings in the current period due to the EBIT impact of the settlement of a lawsuit by one of RPM’s subsidiaries.
“Industrial segment sales growth was led by industrial and commercial flooring, industrial coatings and most international operations,” stated Sullivan. “Much of this growth resulted from ongoing industrial and commercial maintenance and improvement activities. There was also a slight increase in new

RPM Reports Record Sales and Net Income for Fiscal 2008 Third Quarter, Nine Months
April 3, 2008

construction abroad in our principal markets, which contributed to increased revenues in the current period. In order to offset overall economic weakness, which is beginning to impact certain sectors of our domestic construction markets, we will continue to secure new business through our strong brand offerings, coupled with international expansion and high value-added product innovations that enhance performance,” Sullivan stated.
Sales by RPM’s consumer segment increased 4.3% to $264.7 million from $253.8 million a year ago. Of the growth in sales, 6.3% was organic, including 1.7% in net foreign exchange gains. Offsetting the organic growth in this segment was the impact of the divestiture of the company’s Bondo subsidiary last quarter. Segment EBIT grew 17.6% to $19.8 million from $16.9 million in the fiscal 2007 third quarter.
“Sales of small project paints and primer-sealers were up significantly during the quarter, offset partially by relatively slower sales of caulks and sealants, which are more dependent on new housing construction in the U.S.,” Sullivan stated. “By effectively leveraging this continued growth in sales and combining that leverage with additional productivity improvements, the consumer segment produced considerable growth in EBIT over the 2007 third-quarter performance. Additionally, we continue to benefit from the stable growth supplied by our various repair and maintenance products.”
Asbestos Update
During the quarter, RPM paid $18.7 million in pre-tax asbestos-related indemnity and defense costs, compared to payments of $18.2 million made during last year’s third fiscal quarter. The total asbestos liability balance stood at $286.7 million at February 29, 2008.
$250 Million, Ten-Year Note Offering
As previously announced on February 14, 2008, RPM sold $250 million of 6.50% Notes due 2018. Proceeds were used to repay, redeem or refinance $100 million in principal amount of the company’s unsecured, senior notes due March 1, 2008, $125 million in principal amount outstanding under RPM’s accounts receivable securitization program and $19 million in principal amount of short-term borrowings outstanding under the company’s revolving credit facility. “We are pleased with the impact of this new financing on our liquidity and the maturity schedule of our outstanding debt. This timely refinancing further strengthens our balance sheet, which is especially important given the unsettled state of the economy. Furthermore, this transaction provides additional liquidity to drive organic growth and support our solid pipeline of acquisition opportunities,” stated Sullivan.
Nine-Month Sales and Earnings
Sales, net income and earnings per share were all records for the fiscal nine-month period ended February 29, 2008.
RPM’s net sales for the first nine months of fiscal 2008 were up 10.1%, to $2.6 billion from $2.3 billion a year ago. Organic sales growth was 7.9%, including 2.9% in net foreign exchange gains, while net acquisitions accounted for 2.2% of the total increase in net sales. Net income for the first nine months was $135.3 million, up 8.8% from the $124.3 million reported in the comparable period of fiscal 2007. Diluted earnings per share for the period increased 7.1%, to $1.06 from $0.99 a year ago.

RPM Reports Record Sales and Net Income for Fiscal 2008 Third Quarter, Nine Months
April 3, 2008

The first nine months of fiscal 2007 included a $15.0 million, pre-tax gain from the settlement of asbestos-related claims against an insurance carrier. Excluding this gain, net income for the first nine months of fiscal 2008 increased 18.0% on a pro forma basis, from $114.6 million in fiscal 2007, and diluted earnings per share improved 16.5% on a pro forma basis, from $0.91 during the same period.
Nine-month EBIT was $231.0 million, up 4.3% from the $221.4 million reported a year ago. Excluding the 2007 asbestos-related gain, EBIT increased 11.9% on a pro forma basis, from $206.4 million last year.
RPM’s industrial segment sales grew 12.1% in the first nine months of fiscal 2008, to $1.7 billion from $1.5 billion a year ago. Eight small acquisitions represented 2.3% of this growth, with organic growth adding 9.8%, of which 3.7% was from foreign exchange gains. Industrial segment EBIT increased 10.1%, to $172.3 million, from $156.4 million registered in the first nine months of fiscal 2007.
Nine-month sales for the consumer segment were $887.7 million, a 6.5% increase from the $833.6 million reported in the same period of fiscal 2007. Organic sales increased by 4.5%, including a foreign exchange gain of 1.6%, while product line acquisitions contributed 2.0%. Consumer segment EBIT increased by 9.7%, to $94.5 million in fiscal 2007 from $86.2 million in the prior fiscal year.
Cash Flow and Financial Position
For the first nine months of fiscal 2008, cash flow from operations was $161.8 million, up 20.9% from $133.8 million a year ago. Capital expenditures were $29.8 million, compared to depreciation of $46.2 million over the same period. Total debt at the end of February 2008 was $1.1 billion, compared to $988.1 million at the end of fiscal 2007, with most of the increase due to acquisition funding and the new issuance of notes. The company’s net (of cash) debt-to-total capitalization ratio was 37.7%, compared to 43.3% at May 31, 2007.
Total cash and short-term investments were $391.0 million at the end of February, and the company had $429.2 million available under its credit facilities for total liquidity of $820.2 million at February 29, 2008. In early March, the company repaid $100.0 million in senior, unsecured Notes due March 1, 2008.
Euclid Chemical and Tremco Close Acquisitions
Subsequent to the end of the third quarter, RPM announced two acquisitions. On March 5, 2008, the company’s Tremco illbruck subsidiary purchased Prosytec SAS, a $39 million provider of sealants for the construction and window assembly markets in Southern and Eastern Europe. Additionally, on March 11, RPM’s Euclid Chemical subsidiary acquired Increte Systems, Inc. With sales of $15 million, Increte is the nation’s leading manufacturer of decorative concrete systems. Both acquisitions are expected to be accretive to earnings within one year.
Business Outlook
“Given our strong results for the quarter and first nine months of the year, we are comfortable increasing our previous guidance of 8-10% growth in sales and earnings to 10-12% growth in both metrics for this fiscal year. As we complete the final quarter of our fiscal year and move into the planning process for fiscal 2009, we will continue to closely monitor overall economic conditions and

RPM Reports Record Sales and Net Income for Fiscal 2008 Third Quarter, Nine Months
April 3, 2008

will be especially focused on domestic construction markets. Consistent with prior years, we will issue guidance for fiscal 2009 when our year-end results are announced in July,” stated Sullivan.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 866-270-6057 or 617-213-8891 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. EDT on April 3 until 11:59 p.m. EDT on April 10, 2008. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 97516494. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it- yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust- Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president and chief administrative officer at 330-273-5090 or ktompkins@rpminc.com.
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the prices and availability of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liabilities, including for existing and future asbestos-related claims; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2007, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
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CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007	2008	2007	2008	2007

Net Sales	$731,773	$679,494	$2,567,820	$2,333,041	$731,773	$679,494	$2,567,820	$2,333,041
Cost of sales	440,528	416,009	1,524,935	1,398,412	440,528	416,009	1,524,935	1,398,412

Gross profit	291,245	263,485	1,042,885	934,629	291,245	263,485	1,042,885	934,629
Selling, general & administrative expenses	266,160	240,964	811,913	728,264	266,160	240,964	811,913	728,264
Asbestos-related settlement (income)				(15,000)
Interest expense, net	9,462	11,146	34,287	35,664	9,462	11,146	34,287	35,664

Income before income taxes	15,623	11,375	196,685	185,701	15,623	11,375	196,685	170,701
Provision for income taxes	3,473	1,323	61,412	61,367	3,473	1,156	61,412	56,082

Net Income	$12,150	$10,052	$135,273	$124,334	$12,150	$10,219	$135,273	$114,619

Basic earnings per share of common stock	$0.10	$0.08	$1.13	$1.06	$0.10	$0.09	$1.13	$0.97

Diluted earnings per share of common stock	$0.10	$0.08	$1.06	$0.99	$0.10	$0.08	$1.06	$0.91

Average shares of common stock outstanding — basic	120,091	118,430	120,077	117,817	120,091	118,430	120,077	117,817

Average shares of common stock outstanding — diluted	130,223	120,967	130,408	128,371	130,223	120,967	130,408	128,371

(a)	Adjusted figures presented remove the impact of the asbestos-related settlement (income) recorded during the quarter ended November 30, 2006.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
(UNAUDITED)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007	2008	2007	2008	2007

Net Sales:
Industrial Segment	$467,060	$425,655	$1,680,170	$1,499,478	$467,060	$425,655	$1,680,170	$1,499,478
Consumer Segment	264,713	253,839	887,650	833,563	264,713	253,839	887,650	833,563

Total	$731,773	$679,494	$2,567,820	$2,333,041	$731,773	$679,494	$2,567,820	$2,333,041

Income (Loss) Before Income Taxes (b):
Industrial Segment Income Before Income Taxes (b)	$17,729	$17,936	$170,293	$156,131	$17,729	$17,936	$170,293	$156,131
Interest (Expense), Net	(315)	(167)	(1,980)	(276)	(315)	(167)	(1,980)	(276)

EBIT (c)	$18,044	$18,103	$172,273	$156,407	$18,044	$18,103	$172,273	$156,407

Consumer Segment Income Before Income Taxes (b)	$18,992	$16,010	$91,808	$83,881	$18,992	$16,010	$91,808	$83,881
Interest (Expense), Net	(852)	(871)	(2,694)	(2,271)	(852)	(871)	(2,694)	(2,271)

EBIT (c)	$19,844	$16,881	$94,502	$86,152	$19,844	$16,881	$94,502	$86,152

Corporate/Other (Expense) Before Income Taxes (b)	$(21,098)	$(22,571)	$(65,416)	$(54,311)	$(21,098)	$(22,571)	$(65,416)	$(69,311)
Interest (Expense), Net	(8,295)	(10,108)	(29,613)	(33,117)	(8,295)	(10,108)	(29,613)	(33,117)

EBIT (c)	$(12,803)	$(12,463)	$(35,803)	$(21,194)	$(12,803)	$(12,463)	$(35,803)	$(36,194)

Consolidated
Income Before Income Taxes (b)	$15,623	$11,375	$196,685	$185,701	$15,623	$11,375	$196,685	$170,701
Interest (Expense), Net	(9,462)	(11,146)	(34,287)	(35,664)	(9,462)	(11,146)	(34,287)	(35,664)

EBIT (c)	$25,085	$22,521	$230,972	$221,365	$25,085	$22,521	$230,972	$206,365

(a)	Adjusted figures presented remove the impact of the asbestos-related settlement (income) recorded during the quarter ended November 30, 2006.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS
	February 29, 2008	February 28, 2007	May 31, 2007
Assets	(Unaudited)	(Unaudited)
Current Assets
Cash and short-term investments	$390,962	$137,697	$159,016
Trade accounts receivable	576,097	501,726	763,426
Allowance for doubtful accounts	(21,154)	(19,810)	(19,167)

Net trade accounts receivable	554,943	481,916	744,259
Inventories	485,302	453,285	437,759
Deferred income taxes	41,084	56,286	39,276
Prepaid expenses and other current assets	206,206	192,579	189,939

Total current assets	1,678,497	1,321,763	1,570,249

Property, Plant and Equipment, at Cost	993,290	909,844	963,200
Allowance for depreciation and amortization	(534,364)	(471,341)	(489,904)

Property, plant and equipment, net	458,926	438,503	473,296

Other Assets
Goodwill	854,980	792,854	830,177
Other intangible assets, net of amortization	347,330	341,186	353,420
Other	94,119	101,127	106,007

Total other assets	1,296,429	1,235,167	1,289,604

Total Assets	$3,433,852	$2,995,433	$3,333,149

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$280,195	$250,775	$385,003
Current portion of long-term debt	101,579	3,514	101,641
Accrued compensation and benefits	120,055	112,127	132,555
Accrued loss reserves	72,731	68,434	73,178
Asbestos-related liabilities	57,500	57,925	53,000
Other accrued liabilities	112,333	106,374	119,363

Total current liabilities	744,393	599,149	864,740

Long-Term Liabilities
Long-term debt, less current maturities	1,031,740	933,027	886,416
Asbestos-related liabilities	229,173	314,935	301,268
Other long-term liabilities	165,621	102,215	175,958
Deferred income taxes	36,095	16,714	17,897

Total long-term liabilities	1,462,629	1,366,891	1,381,539

Total liabilities	2,207,022	1,966,040	2,246,279

Stockholders’ Equity
Preferred stock; none issued Common stock (outstanding 121,819; 120,772; 120,906)	1,218	1,208	1,209
Paid-in capital	600,126	574,932	584,845
Treasury stock, at cost	(5,940)
Accumulated other comprehensive income	92,903	40,375	25,140
Retained earnings	538,523	412,878	475,676

Total stockholders’ equity	1,226,830	1,029,393	1,086,870

Total Liabilities and Stockholders’ Equity	$3,433,852	$2,995,433	$3,333,149

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS	Nine Months Ended
(UNAUDITED)	February 29,	February 28,
	2008	2007
Cash Flows From Operating Activities
Net income	$135,273	$124,334
Depreciation and amortization	62,402	59,046
Items not affecting cash and other	26,173	(4,975)
Changes in operating working capital	(18,656)	(13,575)
Changes in asbestos-related liabilities, net of tax	(43,412)	(30,991)

	161,780	133,839

Cash Flows From Investing Activities
Capital expenditures	(29,825)	(34,111)
Acquisition of businesses, net of cash acquired	(13,995)	(75,018)
Purchases of marketable securities	(74,696)	(69,539)
Proceeds from the sale of marketable securities	66,422	52,026
Proceeds from the sale of assets	44,800
Other	(1,472)	1,158

	(8,766)	(125,484)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	130,288	308,375
Reductions of long-term and short-term debt	(2,715)	(252,833)
Cash dividends	(67,467)	(60,949)
Exercise of stock options, including tax benefit	6,086	23,933
Repurchase of stock	(5,940)

	60,252	18,526

Effect of Exchange Rate Changes on Cash and Short-Term Investments	18,680	2,200

Increase in Cash and Short-Term Investments	$231,946	$29,081